Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-217163) of Southern National Bancorp of Virginia, Inc. of our reports dated March 15, 2017, relating to our audits of the consolidated financial statements and internal control over financial reporting of Eastern Virginia Bankshares, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Eastern Virginia Bankshares, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

May 10, 2017